Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

— News Release —

CALGON CARBON AND C. GIGANTIC CARBON FORM JOINT VENTURE

PITTSBURGH, PA — June 15, 2005 – Calgon Carbon Corporation (NYSE:CCC) announced today that C. Gigantic Carbon (Gigantic), headquartered in Bangkok, Thailand, and Calgon Carbon have formed a joint venture company to provide carbon reactivation services to the Thailand market. The new company, Calgon Carbon (Thailand) Ltd. will begin operation immediately.

Gigantic will operate a reactivation facility in Nakorn Rashasima, Thailand, with a capacity to reactivate 2,000 metric tons of activated carbon per year. Gigantic, which will own 80% of the facility, will also market the reactivation services for spent activated carbon used in industrial applications. Calgon Carbon will own 20% of the facility.

Gigantic, a major producer of coconut-based activated carbon, was established in 1993. The company supplies coconut-based carbon to Calgon Carbon for specialty applications, and as Calgon Carbon’s agent for more than five years, Gigantic markets Calgon Carbon’s coal-based activated carbon products in Thailand.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The formation of the joint venture is consistent with Calgon Carbon’s strategy to expand its presence in Asia. The annual consumption of activated carbon in Thailand is increasing by approximately 25% annually. We are very pleased to have the opportunity to participate in this fast-growing market through partial ownership of a reactivation facility.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.